Exhibit 10.20

February 2, 2012

Mr. Philip A. Pendergraft

1700 Pacific Avenue, Suite 1400

Dallas, Texas 75201

Re: Amendment to Amended and Restated Employment Agreement

Dear Phil:

This letter agreement (the “Amendment Agreement”) amends that certain Amended and Restated Employment Agreement between Penson Worldwide, Inc. (the “Company”) and Philip A. Pendergraft (“Executive”) dated as of December 31, 2008 (the “EA”).

Executive and the Company have agreed to amend the terms and conditions of the EA in order to provide for the temporary reduction in Executive’s salary. Accordingly, Executive and the Company hereby agree that the EA shall be amended as follows:

1.	Salary Compensation. Notwithstanding anything contained in the EA to the contrary, Executive agrees for the period from January 1, 2012 through March 31, 2012 that Executive shall earn and be paid a salary at a weekly rate of Ten Thousand Three Hundred Eighty-Four Dollars and Sixty-One Cents ($10,384.61), which is equivalent to Five Hundred Forty Thousand Dollars and No Cents ($540,000.00) per annum.

2.	Right to Advice of Counsel. Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under the EA and this Amendment Agreement.

3.	Remaining Terms. Except for the amendment set forth in this Amendment Agreement, all of the other terms of the EA shall remain in full force and effect. This Amendment Agreement does not modify or affect Executive’s at-will employment status, which means that Executive or the Company may terminate Executive’s employment relationship at any time for any reason, with or without cause.

PENSON WORLDWIDE, INC.

By:	/s/ David Johnson
Name:	David Johnson
Title:	Director

AGREED AND ACKNOWLEDGED:
By:

/s/ Philip A. Pendergraft
Philip A. Pendergraft